Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the filing documentation on Form S-1 of Global Tech Solutions, Inc. of our report dated January 23, 2013, relating to the financial statements for the period from October 24, 2012 (date of inception) to October 31, 2012, and to the reference to our firm under the caption "Experts" included in this registration statement.

/s/ Kelly & Company
Costa Mesa, California
January 29, 2013